UNITY HOLDINGS, INC.

950 JOE FRANK HARRIS PARKWAY, SE

CARTERSVILLE, GEORGIA 30121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2005 Annual Meeting of Shareholders of Unity Holdings, Inc., the holding company for Unity National Bank. At the meeting, we will report on our performance in 2004 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 18, 2005 at 4:30 p.m. at our office at 950 Joe Frank Harris Parkway, SE, Cartersville, Georgia 30121 for the following purposes:

1. To elect three members to the Board of Directors; and

2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 28, 2005 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the Company's offices prior to the meeting.

Please use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to our transfer agent, Computershare Trust Company, Inc., as promptly as possible in the envelope provided.

By Order of the Board of Directors,

MICHAEL L. MCPHERSON

Michael L. McPherson

President and Chief Executive Officer

April 15, 2005

Cartersville, Georgia

UNITY HOLDINGS, INC.

950 JOE FRANK HARRIS PARKWAY, SE

CARTERSVILLE, GEORGIA 30121

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 18, 2005

Our Board of Directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board set March 28, 2005 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,013,510 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

When you sign the proxy card, you appoint W. Stewart Griggs and/or Eli D. Mullis as your proxy representative at the meeting. The representative will vote your proxy as you have instructed on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, the representative will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election of Directors." We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, the representative will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 15, 2005.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II and Class III directors will expire at the 2006 and 2007 Annual Shareholders Meeting, respectively. Our directors and their classes are:

Class I	Class II	Class III
Donald D. George	Sam R. McCleskey	Kenneth R. Bishop
John S. Lewis	Stephen A. Taylor	Jerry W. Braden
Michael L. McPherson	B. Don Temples

Shareholders will elect three nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2008 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), the proxy representative will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

The Board of Directors recommends that you elect Donald D. George, John S. Lewis, and Michael L. McPherson as Class I directors.

Set forth below is certain information about the nominees, each of whom has been a director of the Company since its formation in 1997 and is also a director of Unity National Bank:

Class I

Donald D. George, 65, was born in Wardtown, Virginia. He attended several colleges including Virginia State University, ICBO Business School of Manhattan, and St. Francis of Xavier College of Labor Relations. Mr. George has been in the transportation industry for over 30 years. He owns and is the president of Universal Transportation Corporation, established in October 1997, which provides Medicaid and Medicare transportation. In 1990, Mr. George formed his own company, Free Enterprise of Atlanta, Inc. d/b/a George's Motor Coach, which provides trip and shuttle services through the Atlanta area as well as out-of-state charter trips. He was also President of the 223rd Street Block Association and Scout master of Boy Scout Troop 676. Mr. George is a member of the Cobb County Chamber of Commerce, the City of Atlanta Chamber of Commerce, the Atlanta Business League, the City of Conyers Chamber of Commerce, and the Board of Directors of National Key Women of America.

John S. Lewis, 61, was born in Cartersville, Georgia. He received a Bachelor of Business Administration from the University of Georgia. He received a LLB in Law from Mercer University. Mr. Lewis is in the property management business and manages jointly and independently owned income-producing real estate and farm land. He has been in the real estate sales and management business since 1986. He was a practicing attorney in Cartersville from 1970 to 1985.

Michael L. McPherson, 56, was born in Cartersville, Georgia. He received a Bachelors Degree in Business Administration, cum laude, from Brenau College, Gainesville, Georgia. He graduated from several American Bankers Association schools on credit and lending. He received the professional designation of Certified Lender-Business Banking (CLBB) from the Institute of Certified Bankers. He graduated from the Georgia Bankers School at the University of Georgia. Mr. McPherson has been a banker since 1977, when he began his career in Cartersville, Georgia and has remained with financial institutions in Cartersville-Bartow County since that time. He has worked in all phases of banking from bookkeeping to Senior Vice President in charge of lending. He resigned his previous employer in September 1997 to lead the formation of Unity National Bank. Mr. McPherson has previously served in various capacities with Reinhardt College; Georgia Chapter of Bank Administration Institute; Community Bankers Association of Georgia; Georgia Bankers Association; Business Development Corporation of Georgia and numerous charitable organizations. Mr. McPherson has also served as a Director and Executive Loan Committee Member of the Business Development Corporation of Georgia. Mr. McPherson currently serves as President of the Bartow Education Foundation and is on the Board of Directors for the Cartersville-Bartow County Chamber of Commerce. Mr. McPherson is a member of Center Baptist Church in Cartersville.

Set forth below is also information about each of the Company's other directors. Each of the following directors has been a director of the Company since the Company's formation in 1997. Each director is also a director of Unity National Bank.

Class II

Sam R. McCleskey, 63, was born in Woodstock, Georgia. In 1998 Mr. McCleskey retired from Lockheed Martin Corporation where he served as a supervisor in the tool and die area since 1979. He is also the owner of McCleskey Builders, Inc., a residential home builder, and President of M & C Developers.r Mauldin & Jenkins? tionalbank.comh as teller transactions, etc.

Stephen A. Taylor, 49, is a lifelong resident of Bartow County. Mr. Taylor is the owner and manager of Taylor Farm Supply, which has served Cartersville, Georgia since 1948. Mr. Taylor is involved in several community activities. He is a board member of the Bartow County Development Authority, the Joint Development Authority, the Etowah Education Foundation, and the Cartersville-Bartow County Chamber of Commerce.

B. Don Temples, 53, was born in Cartersville, Georgia. Mr. Temples received an Associate of Arts degree from Reinhardt College and a Bachelor of Business Administration degree from the University of Georgia. He is a licensed real estate broker and co-owner of Temple's Construction, a residential real estate development and construction company.

Class III

Kenneth R. Bishop, 41, was born in Jacksonville, Florida. He received a Bachelors Degree in Business Administration - Marketing from the University of Georgia. Mr. Bishop has established several businesses in the Cartersville area, most recently working in real estate investment. He has been an active member and supporter of the Sam Jones Methodist Church for many years. In addition, he has been active in a number of local charities, both financially and in service.

Jerry W. Braden, 60, was born in Rome, Georgia. He received a Bachelor of Science Degree and a Masters Degree in Agricultural Economics from the University of Georgia. He is the owner of a real estate management and development company, The Braden Group. The Braden Group specializes in the development and ownership of apartment complexes throughout Georgia, Alabama, and North Carolina. He has owned and operated The Braden Group since 1981. Mr. Braden has been actively involved in many civic endeavors in Bartow and surrounding counties, including the Georgia Affordable Housing Coalition, Committee Chair of the Council for Affordable and Rural Housing, member of a housing advisory board of the Georgia Department of Community Affairs, past member of the Board of Directors of the Bartow County Habitat for Humanity; Board of Directors of Bartow County Home Builders Association; Board of Trustees of the Sam Jones Historic Home and Museum; member of Board of Directors of the Cartersville-Bartow County Opera; and past chairman of the Finance Committee of Trinity United Methodist Church.

Description of Business

General

Unity Holdings, Inc. was incorporated in Georgia on October 8, 1997 as a bank holding Company to own and control all of the capital stock of Unity National Bank. Organizing activities for the Company began during the summer of 1997, consisting primarily of preparation and filing of a registration statement for sale of the Company's stock, preparation and filing of the Bank's charter application, acquisition of physical facilities, and hiring of staff. On November 30, 1998, the Federal Deposit Insurance Corporation approved the Bank's application for deposit insurance, and on February 11, 1998, the Office of the Comptroller of the Currency approved the Bank's charter application. The Board of Governors of the Federal Reserve approved the Company to be a bank holding company on November 30, 1998. The Bank began operations as a national bank on November 30, 1998 at its main banking location in Cartersville, Georgia. On January 4, 1999, the Bank opened a branch office in Adairsville, Georgia. On October 9, 2001, the Bank opened another branch office in Rome, Georgia.

Location and Service Area

The Bank conducts a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from a main office in Cartersville, Georgia located at the corner of Joe Frank Harris Parkway and Market Place Boulevard, S.E. in Cartersville, Georgia and branch offices located at 7450 Adairsville Highway, NW, Adairsville, Georgia and 42 Three Rivers Drive, Rome, Georgia. See "Description of Property" below. The Bank draws most of its customer deposits and conducts most of its lending transactions from within a primary service area of Bartow County and Floyd County, Georgia, with a secondary market which includes the neighboring counties of Cherokee, Chattooga, Gordon and Polk.

Bartow County is located in northwest Georgia, approximately 40 miles from the city of Atlanta. Bartow County, which had an estimated population of 84,730 in 2003 and a median effective buying income per household of $43,660, includes the cities of Cartersville, Adairsville, Emerson, Kingston, Stilesboro, Taylorville and White. Bartow County is generally rectangular in shape and the main office of the Bank is located in Cartersville, which is close to the southeast corner of the county. To the east and south of Cartersville is Lake Allatoona, which is a natural barrier to the remainder of that part of the county and to a portion of adjacent counties. The primary markets for the main office and the branch located in Bartow County include the cities of Cartersville and Adairsville, which are located in the northern and southern parts of Bartow County and provide access for residents of the entire county.

Floyd County is also located in northwest Georgia and had an estimated population of 93,368 in 2003 and a median effective buying income per household of $35,615. Our branch is located in Rome, Georgia, which is located in the center of Floyd County. The primary market for the bank is the City of Rome, which draws from secondary markets which include Gordon, Polk, Cherokee and Chattooga Counties. Neither the Company nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

Neither the Company nor its subsidiaries generate a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, the Company has no significant risks attributable to foreign operations.

According to data provided by the Georgia Department of Labor, which was compiled in 2002, there are 3,851 businesses in Bartow and Floyd Counties subject to unemployment insurance laws. Bartow and Floyd Counties, like other similar communities, have many small businesses that are not subject to unemployment insurance laws and are not reflected in this data. There are 245 manufacturing companies, 426 construction companies, and 2,906 service producing companies in Bartow and Floyd Counties. Bartow and Floyd Counties together host a total of 4 college learning centers and two technical colleges.

Marketing Focus

Most of the banks in the Bartow and Floyd Counties area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Georgia and the Bartow and Floyd Counties area, the Company believes that there has been a void in the community banking market in the Bartow and Floyd Counties area and believes that the Bank successfully fills this void. As a result, the Company generally does not attempt to compete for the banking relationships of large corporations, but concentrates its efforts on small- to medium-sized businesses and on individuals. The Bank advertises to emphasize the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition.

Deposits

The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered in the Bartow County area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs). The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

Lending Activities

General. The Bank emphasizes a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area.

Real Estate Loans. One of the primary components of the Bank's loan portfolio is loans secured by first or second mortgages on real estate. These loans generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but exclude home equity loans, which are classified as consumer loans). Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management attempts to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank competes for real estate loans with a number of bank competitors which are well established in the Bartow and Floyd Counties area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "Competition" below. The Bank also originates and acts as a party in loan participations. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

Commercial Loans. The Bank makes loans for commercial purposes in various lines of businesses. Equipment loans are typically made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and usually are secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Bartow and Floyd Counties areas. The well-established banks in the Bartow and Floyd Counties area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate.

Consumer Loans. The Bank makes a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not exceeding 60 months or are ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit generally is the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans are the established banks in the Bartow and Floyd Counties area. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

Loan Approval and Review. The Bank's loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request is considered and approved by an officer with a higher lending limit or the loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank. The Bank currently intends to adhere to Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The Bank does not currently sell its mortgage loans on the secondary market, but may choose to do so in the future.

Lending Limits. The Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank is subject to a loan-to-one-borrower limit. These limits will increase or decrease as the Bank's capital increases or decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Other Banking Services

Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank is associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Bank also offers MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation.

Competition

The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions and money market mutual funds operating in Bartow County and elsewhere. There are currently 13 banks operating 22 offices in Bartow County, holding approximately $892 million in deposits. There are also four credit unions in the county. There are currently 10 commercial banks operating 28 offices and five credit lenders operating in Floyd County, holding approximately $1.1 billion in deposits. A number of these competitors are well established in the Bartow and Floyd Counties areas. Most of them have substantially greater resources and lending limits and may have a lower cost of funds than the Bank. These banks offer certain services, such as extensive and established branch networks and trust services, which the Bank does not currently provide. As a result of these competitive factors, the Bank may have to pay higher rates of interest in order to attract deposits.

Employees

As of December 31, 2004, the Bank had 44 full-time employees and 4 part-time employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

See Appendix A.

Market For Common Equity And Related Stockholder Matters

(a) The Company completed its initial public offering on October 22, 1998. In the offering, the Company sold a total of 838,711 shares at $10.00 per share. There has been virtually no market for the Company's common stock since completion of the offering, and the Company does not anticipate a market to develop in the near future. As of December 31, 2004, there were approximately 1,142 shareholders of record.

During 2002, the Company sold 170,299 additional shares of common stock at $16.00 per share through a private placement offering. The shares sold pursuant to the private placement were claimed exempt from registration by the issuer pursuant to federal and state securities laws (Regulation D and O.C.G.A. Section 10-5-9(16), respectively). The shares were sold by the executive officers and directors of the Company without commissions, remuneration, or any other compensation. All purchasers executed a subscription agreement in which each represented that he or she met the requirements of an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933. The sale generated additional capital of $2,724,784 during the year.

All outstanding shares of Common Stock of the Company are entitled to share equally in dividends as and if declared by the Board of Directors. The Company does not plan to declare any dividends in the immediate future.

(b) The following table reflects the high and low trades of shares of the Company for each quarterly period during the last year based on such limited available information.

Year	High Selling Price	Low Selling Price

2004
First Quarter	18.75	18.00
Second Quarter	20.00	20.00
Third Quarter	22.00	20.00
Fourth Quarter	22.00	22.00

The Company has not paid dividends since its inception. As discussed in Item 1 above, the Bank's ability to pay dividends is subject to numerous statutory conditions. Thus, to the extent the source of dividends to be paid by the Company is dividends from the Bank, the Company may continue not to pay dividends in the near future.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows the cash compensation paid by the Company or Unity National Bank to its executive officers for the years ended December 31, 2002, 2003 and 2004. No other executive officers of the Company or Unity National Bank earned total annual compensation, including salary and bonus, in excess of $100,000 in 2004.

SUMMARY COMPENSATION TABLE

				Long Term Compensation
				Awards			Payouts
	Annual Compensation
Name and Position	Year	Salary	Bonus (1)	Other Annual Compensation(2)	Restricted	Securities Underlying Options/ SARS(#)(3)	LTIP Payouts	All Other Compensation
					Stock Awards
Michael L. McPherson	2004	150,108	37,685	-----	-----	44,360	-----	-----
President	2003	134,788	11,232	-----	-----	43,560	-----	-----
& CEO	2002	130,862	-----	-----	-----	37,868	-----	-----

W. Stewart Griggs	2004	120,010	16,323	-----	-----	7,500	-----	-----
Executive Vice	2003	101,313	7,354	-----	-----	7,500	-----	-----
President & Senior	2002	114,232	-----	-----	-----	6,000	-----	-----
Lender

Eli D. Mullis	2004	100,003	-----	-----	-----	-----	-----	-----
Senior Vice President &
Chief Financial Officer

1 The bonus amount is based on performance for the year in which it is reported. Actual payout to the officers occurred within the first quarter of the following year.

2 Executive officers of the Company also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed 10% of the executive's annual salary and bonus.

3 In recognition for the financial risks they undertook in connection with the formation of the Bank, each organizer of the Bank, who is also an initial director, received warrants to purchase 17,500 additional shares of common stock, or an aggregate of 140,000 shares. Mr. McPherson, President and Chief Executive Officer of the Bank and also Director of the Company, received warrants to purchase 17,500 additional shares of common stock exercisable at $10.00 per share, expiring on November 30, 2008. In addition, Mr. McPherson was granted options to purchase 24,460 shares of common stock and Mr. Griggs was granted options to purchase 7,500 shares of common stock on November 30, 1998 of which one-fifth vest on each anniversary of the opening of the Bank, November 30, 1998. On January 15, 2002, Mr. McPherson was granted options to purchase 4,000 shares of common stock (each director received 1,000 shares per year of non-fee paid service) exercisable at $16.00 per share of which one-fifth vests on each anniversary of the grant. On December 21, 2004, Mr. Mullis was granted options to purchase 5,000 shares of common stock, of which one-fifth vest on each anniversary of the opening of the Bank, at $22.00 per share.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
Name	# of Securities Underlying Option/ SAR Grants	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price $/Share	Expiration Date
Michael L. McPherson	0	0	0	0
W. Stewart Griggs	0	0	0	0
Eli D. Mullis	5,000	50%	$22.00	2014

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
Name	Shares Acquired on Exercise (#)	Value Realized (#)	Number of Securities Underlying Unexercised Options/SARS at FY-End (Exercisable Unexercisable)	Value of Unexercised in-the-money options/SARs at FY-End (Exercisable/Unexercisable)
CEO-Michael L. McPherson	0	$0	44,360 / 1,600	$517,920 / $9,600
EVP-W. Stewart Griggs	0	$0	7,500 / 0	$90,000 / $0
SVP-Eli D. Mullis	0	$0	0 / 5,000	$0 / $0

No stock options were exercised by the listed individuals and there were no outstanding SARs during fiscal year 2004. The Company does not have any Long Term Incentive Plans in effect.

1 Dollar values have been calculated by determining the difference between the estimated fair market value of the Company's common stock on March 28, 2005 ($22.00) and the exercise prices of the options.

Employment Agreements

In 2004, the Company entered into an employment agreement with Mr. McPherson for a five-year term pursuant to which Mr. McPherson serves as the President and Chief Executive Officer of the Company and Unity National Bank. Mr. McPherson receives an annual salary designated by the Board of Directors, plus his yearly medical insurance premium. Mr. McPherson is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and is eligible for grants of stock options and other awards thereunder. Additionally, Mr. McPherson participates in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. Following termination of his employment with the Bank and for a period of 12 months thereafter, Mr. McPherson may not (i) provide services to any financial institution within a ten-mile radius of the Bank's offices, (ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment.

Director Compensation

Each director of the Bank is paid $700.00 for each meeting of the Board of Directors and Strategic Planning Committee attended. Each committee member is also paid $150.00 for each other committee meeting attended. No fees are paid for meetings of the Holding Company Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

General

The following table shows how much common stock in the Company, if any, is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of December 31, 2004. The information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, each of the shareholders has sole voting and vestment power with respect to the shares beneficially owned. Percentage ownership is calculated based on its outstanding shares.

Name	Reported Number of Shares Owned (1)		Percentage of Beneficial Ownership

Kenneth R. Bishop	37,400	(2)	3.69%
Jerry W. Braden	51,838	(2)	5.11%
Donald D. George	41,600	(2)	4.10%
John S. Lewis	38,333	(2)	3.78%
Sam R. McCleskey	41,015	(2)	4.05%
Michael L. McPherson	61,860	(2)	6.10%
Stephen A. Taylor	52,000	(2)	5.13%
B. Don Temples	37,400	(2)	3.69%
W. Stewart Griggs	16,114		1.59%
Eli D. Mullis	0	(2)	0.00%
Executive officers and directors as a group (9 persons)	377,560		37.25%

* Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Act. Under such rule, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(1) Includes shares for which the named person:
a. has sole voting and investment power,
b. has shared voting and investment power with a spouse; or
c. holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes

(2) Included in the above listed number of shares, each Director of the Company owns warrants to purchase 17,500 shares of common stock exercisable at $10.00 per share and have a term of 10 years. These warrants became exercisable on November 30, 1999. Also included above is the vested portion of options granted on January 15, 2002 to each director of 1,000 shares per year of non-fee-paid service, exercisable at $16.00 per share. The options vest over a five-year period. The vested options as specified in the Summary Compensation Table for the executive officers are also included in the table above.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	229,960	$10.74	100,450

Equity compensation plans not approved by security holders	0	$0.00	0
Total	229,960	$10.74	100,450

Meetings and Committees of the Board of Directors

During the year ended December 31, 2004, the Board of Directors of the Company held two meetings and the Board of Directors of Unity National Bank held 12 meetings. All of the directors of the Company and Unity National Bank attended at least 84% of the aggregate of such board meetings.

Unity Holdings, Inc. has an audit committee of the Board of Directors, which is comprised of three independent members, as defined by the National Association of Securities Dealers, Inc. ("NASD"). The audit committee selects the independent accountants to be the Company's auditors and reviews the audit plan, financial statements and audit results.

The audit committee met five times in 2004. The audit committee has the responsibility of reviewing the Company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

The names of each member of Unity Holdings, Inc.'s audit committee are: Donald D. George, Sam R. McCleskey and B. Don Temples. Mr. Temples serves as Chairman of the audit committee. The Board of Directors has adopted a written charter for the audit committee, which is reviewed and reassessed for adequacy on an annual basis. A copy of the audit committee's written charter was included as Appendix A in the Company's 2002 proxy statement. The Audit Committee does not have a financial expert as defined by Section 407 of the Sarbanes-Oxley Act of 2002.  The Board has determined that each current member of the Audit Committee has a strong financial background and can satisfactorily discharge his or her committee duties and responsibilities to the Board of Directors and the shareholders.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2004 with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61 (Codifications of Statements on Auditing Standards, AU Section 380), Communications with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Unity Holdings, Inc.'s Annual Report on Form 10-KSB for filing with the Commission.

Submitted by the members of the Audit Committee:

Donald D. George

Sam R. McCleskey

B. Don Temples

The full Board of Directors, rather than a separate committee, is responsible for establishing the compensation plans for the Company. Its duties include the development with management of all benefit plans for employees of the Company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. Mr. McPherson does not participate or vote on matters related to his compensation.

Nominating Committee

The Company does not have a separate nominating committee or a separate policy that addresses the consideration of director candidates. The full Board considers and approves all director nominees, including those submitted by shareholders. The Board does not have a formal written policy or process for identifying and evaluating nominees other than the qualification requirements set forth by the Georgia Department of Banking and Finance. The Board does not believe that such a separate policy is necessary as the bylaws outline the procedures for shareholders to nominate candidates for board seats. The full Board of Directors will consider individuals recommended by shareholders for nomination as directors in accordance with the Company's bylaws.

The Company's bylaws contain Board membership qualifications and nomination requirements considered in recommending nominees for a position on the Company's Board. The Company believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of the Company and be free from conflicts of interest with the Company.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

The Company and Unity National Bank have banking and other transactions in the ordinary course of business with directors and officers of the Company and Unity National Bank and their affiliates. It is the Company's policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The Company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the Company or Unity National Bank. Loans to individual directors and officers must also comply with Unity National Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The Company intends for all of its transactions with its affiliates to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Legal Proceedings

During the previous five years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A "legal proceeding" includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment, or decree of any court of competent jurisdiction, or any Federal or State authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of a federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company under Rule 16a-3(d) during 2004, no person who, at any time during 2004, was a director, officer or beneficial owner of more than 10% of any class of equity securities of the Company failed to file on a timely basis any reports required by Section 16(a) during the 2004 fiscal year or previously.

Independent Public Accountants

The Company has selected the firm of Mauldin & Jenkins, LLC to serve as the independent auditors to the Company for the year ending December 31, 2005. The Company does not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Mauldin & Jenkins, LLC on accounting and financial disclosures in 2005.

During the period covering the fiscal years ended December 31, 2004 and 2003, Mauldin & Jenkins, LLC, performed the following professional services:

	2004	2003

Audit Fees	$ 43,896	$ 41,959
Audit-Related Fees	-	-
Tax Fees	6,000	6,000
All Other Fees	$ -	$ 2,000

Audit fees consist of the audit of the year end financial statements, the review of financial statements included in the Company's quarterly filings on Form 10-QSB, and services provided in connection with the review of the annual report on Form 10-KSB.

Tax fees consist of tax preparation services for federal, state and local authorities.

All other fees consist of the FHLB mortgage collateral verification procedures and agreed upon procedures for 2003.

 Our Audit Committee has implemented procedures to ensure that all audit and non-audit services provided by our independent auditors are pre-approved by the Audit Committee. These procedures require that any material deviation from the approved engagement letters be presented at an Audit Committee Meeting for approval prior to the commencement of the activities. Our Audit Committee has reviewed the fees detailed above and considers the provision of the described services to be compatible with maintaining the independence of Mauldin & Jenkins. None of these services are of a type that was prohibited under the independent auditor independence standards of the SEC. The Audit Committee has pre-approved all services provided by our independent auditors.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure

The Company's principal accountant has not changed during the Company's two (2) most recent fiscal years or any subsequent interim period.

Shareholder Communications to the Board of Directors

Our Board of Directors provides a process for receiving various communications from security holders of Unity Holdings, Inc. Any request to speak to a board member, for any matter requiring board attention in the shareholder's opinion, is received by the President of Unity National Bank. The request is presented either to the board as a whole or to a specific director as requested by the shareholder. The Director(s) will then reply to the shareholder regarding his concerns.

Shareholder Proposals for the 2006 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 2006 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the Company no later than December 17, 2005. To ensure prompt receipt by the Company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the Company's bylaws relating to shareholder proposals in order to be included in the Company's proxy materials. Any proposals submitted by a shareholder outside the processes of Rule 14a-8 under the Exchange Act for presentation at the Company's next annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if received by the Company less than 30 days prior to the date of such meeting, or, if notice of the meeting is given in a lesser period of time, more than 10 days after the date of such notice.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-KSB, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: ELI D. MULLIS, UNITY HOLDINGS, INC., P.O. BOX 200308, CARTERSVILLE, GEORGIA 30120-9006.

PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OFUNITY HOLDINGS, INC.

APPENDIX A

Management's Discussion and Analysis

of Financial Condition and Results of Operations

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints W. Stewart Griggs or Eli D. Mullis, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Unity Holdings, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 950 Joe Frank Harris Parkway, SE, Cartersville, Georgia 30121, on May 18, 2005 at 4:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "FOR" Proposal No. 1 to elect the three identified Class I directors to serve on the Board of Directors each for three-year terms.

1.	PROPOSAL to elect the two identified Class I directors to serve for three-year terms.

	Donald D. George	John S. Lewis
Michael L. McPherson

	FOR all nominees listed	WITHHOLD AUTHORITY
	(except as marked to the contrary)	to vote for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees' name(s) in the space provided below.

Dated: __________, 2005

___________________ Signature of Shareholder

______________ Please Print Name

____________________ Signature of Shareholder

_______________ Please Print Name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.